                                        PRESS RELEASE for immediate distribution

Beyond Commerce, Inc. Obtains Inclusion into LD Micro Index

Las Vegas, NV. (August 7, 2018) – Beyond Commerce, Inc. (OTCQB: BYOC), a planned global provider of B2B internet marketing analytics, technologies, and related services, is pleased to announce the company has been added to the LD Micro Index effective August 1, 2018.

George Pursglove, Chairman and Chief Executive Officer of Beyond Commerce, Inc. stated, "This is an exciting time for us as we continue to execute on business milestones which are translating into additional exposure in the capital markets and building on our goals for corporate transparency and credibility with stakeholders. LD Micro has championed the microcap space and I am proud that we have been included in their index and to be recognized with other successful peers in the microcap space.”

The company also stated that they intend to keep the market updated via the continued use of press updates as well as through the company’s social media channels.

Twitter: @incbyoc
Facebook: fb.me/incbyoc

Beyond Commerce, Inc.

Las Vegas, Nevada-based Beyond Commerce, Inc. is focused on the planned acquisition of “big data” companies in the B2B internet marketing analytics, technologies and related services space. The Company’s planned objective is to develop, acquire and deploy disruptive strategic software technology that will build on organic growth potential and to exploit cross-selling opportunities. Beyond Commerce plans to offer a cohesive global digital product and services platform to provide clients with a single point of contact for their big data, marketing and related sales initiatives.

Beyond Commerce Contact:

George Pursglove, CEO and Director

(702) 675-8022

george.pursglove@beyondcommerceinc.com

www.beyondcommerceinc.com

About LD Micro

The LD Micro Index is designed to give the most accurate representation of the intraday activity of microcap stocks in North America. The index is market cap weighted and is comprised of approximately 1,014 stocks in the U.S. and Canada with market capitalizations between $50 million and $300 million. For more information please follow the link http://www.ldmicro.com/the-index

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “design,” “estimate,” “except,” “forecast,” “goal,” “intend,” “look forward to,”

Beyond Commerce, Inc.

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                                        PRESS RELEASE for immediate distribution

“may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” or the negatives or other tense of such terms and other similar expressions intended to identify forward-looking statements and similar expressions. We use forward-looking statements relate to future events or future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements.

Beyond Commerce, Inc.

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